EXHIBIT 3.1


                       CERTIFICATE OF AMENDMENT OF
                 RESTATED CERTIFICATE OF INCORPORATION OF
                    UNITED VIDEO SATELLITE GROUP, INC.


     UNITED VIDEO SATELLITE GROUP, INC., a Delaware corporation (the "Corporation"), hereby certifies that:

     1. The amendment set forth herein was duly adopted in accordance with Section 242 of the General Corporation Law of Delaware.

     2. The first paragraph of the Corporation's Restated Certificate of Incorporation, which immediately precedes Section A of Article IV, is hereby amended to read in its entirety, as follows:

                               "ARTICLE IV
                             AUTHORIZED STOCK

          The total number of shares of capital stock that the Corporation shall have authority to issue is nine hundred fifty-two million (952,000,000) shares, divided into the following classes: six hundred fifty million (650,000,000) shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"); three hundred million (300,000,000) shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock"); and two million (2,000,000) shares of preferred stock, par value $.01 per share ("Preferred Stock"). A description of the Common Stock and the Preferred Stock of the Corporation, and the relative rights, preferences and limitations thereof, or the method of fixing and establishing the same, are as hereinafter in this Article IV set forth."

     3. All other remaining provisions of the Restated Certificate of Incorporation not amended hereby shall remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Senior Vice President on this 28th day of July, 1998.


                                   UNITED VIDEO SATELLITE GROUP, INC.



                                   By:    /s/ Charles Butler Ammann
                                         -----------------------------
                                             Charles Butler Ammann
                                             Senior Vice President
[SEAL]

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